SUPPORT AGREEMENT
THIS AGREEMENT is effective as of May 11, 2022.
BETWEEN:
EMERALD HEALTH SCIENCES INC., a corporation existing under the laws of the Province of British Columbia,
(the “Securityholder”)
AND:
SKYE BIOSCIENCE, INC., a corporation existing under the laws of the State of Nevada,
(“SKYE”).

WHEREAS:
A.Emerald Health Therapeutics, Inc. (the “Company” or “EHT”) and SKYE have entered into a definitive arrangement agreement (the “Definitive Agreement”) concurrent with the entering into of this Agreement providing for an arrangement of the Company pursuant to Section 288 of the Business Corporations Act (British Columbia) which will result, inter alia, in the acquisition by SKYE of all of the issued and outstanding shares in the capital of the Company in consideration for the issuance of shares of SKYE to shareholders of the Company pursuant to the terms thereof (the “Transaction”);
B.The Securityholder or its affiliates (which includes for the purposes of this Agreement, any entity controlled by the Securityholder or an affiliate of any entity controlled by the Securityholder) beneficially own or have voting or dispositive power over the number of shares in the capital of the Company (the “Shares”) and other securities of EHT (including EHT Options and EHT Warrants), if any, set forth in Schedule A of this Agreement (the Shares and such other securities are collectively referred to herein as the “Securities”); and
The Securityholder acknowledges that SKYE would not have entered into the Definitive Agreement but for the execution and delivery of this Agreement by the Securityholder. NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
1.Definitions. All terms used in this Agreement that are not defined herein and that are defined in the Definitive Agreement shall have the respective meanings ascribed to them in the Definitive Agreement.
2.Representations of the Securityholder. The Securityholder represents and warrants to SKYE that (and acknowledges that SKYE is relying upon such representations and warranties):
(a)it or one of its affiliates is the sole registered owner and / or beneficial owner of the Shares (the “Owned Shares”) and other Securities set forth in Schedule A of this Agreement (together with the Owned Shares, the “Owned Securities”) with good title thereto free of any and all encumbrances and demands of any nature or kind whatsoever;
(b)other than the Definitive Agreement, this Agreement and the clawback provisions of any relevant equity incentive plan of the Company, no person has any agreement or option, or any right or privilege, whether by law, pre-emptive or contractual, capable of becoming an agreement or option, for the exchange, acquisition or transfer from the Securityholder
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or any of its affiliates of any of the Owned Securities or any interest therein or right thereto;
(c)it or one of its affiliates has sole voting power and exclusive right of disposition with respect to the Owned Securities and sole power to agree to all matters set forth in this Agreement and neither the Securityholder nor any of its affiliates has previously granted or agreed to grant a proxy or other right to vote in respect of such Securities or entered into any voting trust, pooling or other agreement with respect to the right to vote, call meetings of securityholders or give consents or approvals of any kind as to such Securities except those which are no longer of force or effect;
(d)neither it nor any of its affiliates beneficially owns or controls any securities of the Company other than the Owned Securities;
(e)it has the legal capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Securityholder and, assuming the due authorization, execution and delivery by SKYE, this Agreement constitutes the legal, valid and binding obligation of the Securityholder, enforceable in accordance with its terms, subject to laws of general application and bankruptcy, insolvency and other similar laws affecting creditors’ rights generally and general principles of equity; and
(f)except as may be set forth in the Definitive Agreement or as otherwise required by law (including, without limitation, filings as may be required under applicable securities laws), no filing with, and no permit, authorization, consent, or approval of, any Governmental Entity is necessary for the execution of this Agreement by the Securityholder and the performance by the Securityholder of its obligations under this Agreement, and none of the execution and delivery of this Agreement by the Securityholder, the performance by the Securityholder of its obligations under this Agreement or compliance by the Securityholder with any of the provisions of this Agreement shall (i) conflict with or result in any breach of the organizational documents, if applicable, of the Securityholder, (ii) result in a material violation or material breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to any third party right of termination, cancellation, amendment, or acceleration) under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement, or other instrument or obligation of any kind to which the Securityholder is a party, or (iii) violate any order, writ, injunction, decree, judgment, statute, rule, or regulation applicable to the Securityholder, except in each case under clauses (ii) and (iii), where the absence of filing or authorization, conflict, violation, breach, or default would not materially impair or materially adversely affect the ability of the Securityholder to perform the Securityholder's obligations hereunder on a timely basis.
3.Representations of SKYE. SKYE represents and warrants to the Securityholder that (and acknowledges that the Securityholder is relying upon such representations and warranties):
(a)SKYE is, and will be as at the effective time of the Transaction, a company validly existing under the laws of the State of Nevada;
(b)it has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder;
(c)it has full power and authority to make, enter into and carry out the terms of this Agreement and the Definitive Agreement;
(d)this Agreement has been duly executed and delivered by SKYE and, assuming the due authorization, execution and delivery by the Securityholder, this Agreement constitutes the legal, valid and binding obligation of SKYE, enforceable in accordance with its
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terms, subject to laws of general application and bankruptcy, insolvency and other similar laws affecting creditors’ rights generally and general principles of equity; and
(e)there are no legal proceedings in progress or pending before any Governmental Entity, or to the knowledge of SKYE, threatened against SKYE or its affiliates that would adversely affect in any manner the ability of SKYE to enter into this Agreement or the Definitive Agreement and to perform its obligations hereunder or thereunder.
4.Agreement to Vote Securities. The Securityholder hereby agrees that at any meeting of the securityholders of the Company (or any class thereof), however called, or at any adjournment or postponement thereof, or in connection with any written consent of the securityholders of the Company (or any class thereof) or in any other circumstances upon which a vote, consent or other approval of all or some of the securityholders of the Company is sought (collectively, a “Meeting”), the Securityholder shall (or cause its affiliates or other holder of record to, if the Securityholder is the beneficial owner but not the holder of record of any of the Securities):
(a)vote all the Owned Shares which it holds as of the record date for such Meeting in favour of the Transaction contemplated and any actions required in furtherance thereof or otherwise contemplated by the Definitive Agreement. The Securityholder shall also cause such Shares to be counted as present for purposes of establishing a quorum at such Meeting; and
(b)vote all the Owned Shares which it holds as of the record date for such Meeting against the following actions (other than pursuant to the Transaction): (i) any Acquisition Proposal; and/or (ii) any other matter that would reasonably be regarded as being directed towards or likely to prevent, delay, impede or interfere with the consummation of the Transaction;
and, no later than 10 days prior to any Meeting, each Securityholder will deliver or cause to be delivered (including by instructing the participant(s) in the book-based system operated by CDS Clearing and Depositary Services Inc. or other intermediary through which the Securityholder holds the Owned Shares to arrange for such delivery) to the Company’s transfer agent, or as otherwise directed by SKYE, a duly executed proxy (or other appropriate voting instrument) appointing as proxyholders those individuals designated by the Company in the information circular disseminated by the Company in connection with the Meeting, or such other individuals as SKYE may direct, and directing that the Owned Shares be voted at the Meeting in favour of the Transaction and all related matters, and thereafter not take any action to withdraw, amend or invalidate any such proxy (or other appropriate voting instrument) deposited by the Securityholder pursuant to this Agreement except in accordance with the terms hereof.
5.No Voting Trusts. The Securityholder will not, and will not permit any of its affiliates to, grant any proxies or powers of attorney, or any other authorization or consent with respect to any or all the Owned Shares or deposit any of the Owned Shares in a voting trust or subject any of such Securities to any arrangement or agreement with respect to the voting of such securities, other than agreements entered into with SKYE.
6.Definition of Acquisition Proposal. For the purposes of this Agreement, “Acquisition Proposal” means, other than the transactions contemplated by the Definitive Agreement, the transactions comprising the EHT Realization Process and any transaction involving only EHT and/or one or more of its wholly-owned Subsidiaries, any written or oral offer, proposal, expression of interest or inquiry to EHT or its shareholders from any person or group of persons (other than SKYE or any of its Subsidiaries) made after the date hereof relating to:
(a)any direct or indirect acquisition or sale (or lease, exchange, license, transfer or other arrangement having the same economic effect as a sale), whether in a single transaction or a series of related transactions, of: (a) assets of EHT (including, without limitation, shares of one or more of its Subsidiaries) and/or one or more of its Subsidiaries that, individually or in the aggregate, constitute 20% or more of the consolidated assets of
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EHT and its Subsidiaries or that contribute 20% or more of the consolidated revenue or net income of EHT and its Subsidiaries; or (b) 20% or more of any class of outstanding voting or equity securities (or rights thereto) (and including securities convertible into or exercisable or exchangeable for voting or equity securities) of EHT;
(b)any direct or indirect take-over bid, issuer bid, tender offer, exchange offer, treasury issuance or other transaction that, if consummated, would result in a person or group of persons acquiring beneficial ownership of 20% or more of any class of voting or equity securities of EHT (and including securities convertible into or exercisable or exchangeable for voting or equity securities);
(c)any plan of arrangement, merger, amalgamation, consolidation, share exchange, business combination, reorganization, recapitalization, joint venture, partnership, liquidation, dissolution or other similar transaction involving EHT or any one or more of its Subsidiaries that, individually or in the aggregate, constitute 20% or more of the consolidated assets of EHT and its Subsidiaries or that contribute 20% or more of the consolidated revenue of EHT and its Subsidiaries; or
(d)any other similar transactions involving EHT economically and functionally equivalent to the foregoing.
7.No Action to Reduce Likelihood of Success or Delay. The Securityholder hereby agrees that it will not, and will not permit any of its affiliates to directly or indirectly, do or authorize or permit any of its Representatives to do, any of the following:
(a)solicit, initiate or knowingly encourage or otherwise facilitate any Acquisition Proposal or any inquiries, proposals or offers relating to any Acquisition Proposal or that could reasonably be expected to lead to an Acquisition Proposal;
(b)enter into, engage in, continue or otherwise participate in any discussions or negotiations with any person (other than SKYE) regarding any Acquisition Proposal or that could reasonably be expected to constitute or lead to an Acquisition Proposal;
(c)accept, approve, endorse or recommend, execute or enter into, or publicly propose to accept, approve, execute or enter into, any letter of intent, agreement in principle, agreement, arrangement, offer or understanding in respect of an Acquisition Proposal;
(d)furnish any information to any person in connection with a proposed Acquisition Proposal or otherwise assist, facilitate or encourage the making of, or cooperate in any way regarding, any Acquisition Proposal;
(e)solicit proxies or become a participant in a solicitation in opposition to or competition with SKYE in connection with the Transaction; or
(f)assist any person, entity or group in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit SKYE in connection with the Transaction.
8.No Dissent. The Securityholder hereby agrees that it will not, and it will not permit any of its affiliates to exercise any dissent rights in respect of the Transaction and the Securityholder hereby waives and shall cause its affiliates to waive any rights of appraisal or rights of dissent from the Transaction that the Securityholder or any of its affiliates may have.
9.Transfer and Encumbrance. Except with the prior written consent of SKYE, the Securityholder and/or any of its affiliates shall not:
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(a)directly or indirectly sell, transfer, gift, assign or otherwise dispose of or exchange any or all of its Owned Securities or enter into any agreement, arrangement or understanding in connection therewith (whether by actual disposition, derivative transaction or effective economic disposition through cash settlement and including the deposit of any securities under a takeover bid or tender offer), provided that, the Securityholder may (i) exercise options, warrants or any other convertible security to acquire additional Shares; (ii) transfer Owned Securities to its shareholders pursuant to a stock dividend, return of capital or other similar transaction (and, for greater certainty, any such Owned Securities so transferred will cease to be subject to this Agreement); and (iii) transfer Owned Securities to a corporation or other entity directly or indirectly owned or controlled by the Securityholder or under common control with or controlling the Securityholder provided that (A) such transfer to a corporation or other entity shall not relieve or release the Securityholder of or from its obligations under this Agreement, including, without limitation the obligation of the Securityholder to vote or cause to be voted all its Owned Securities in favour of the Transaction, (B) prompt written notice of such transfer is provided to SKYE, (C) the transferee agrees to be bound by the terms hereof pursuant to documentation approved in writing by SKYE in advance of such transfer and (D) the transferee continues to be a corporation or other entity directly or indirectly owned or controlled by the Securityholder or under common control with or controlling the Securityholder, at all times prior to the Effective Date and agrees that, if such transferee ceases to be so controlled, it will immediately transfer such Owned Securities back to the transferor;
(b)grant or enter into with any person any agreement or option, right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option, for the exchange, acquisition or transfer from the Securityholder of any Owned Securities or any right or interest thereto; or
(c)allow any of its Owned Securities to become subject to any lien, pledge, mortgage, charge, restriction or security interest of any nature or kind whatsoever.

10.Additional Securities. The Securityholder agrees that (a) any and all securities of the Company (collectively, “Additional Securities”) which the Securityholder or any of its affiliates acquires beneficial ownership of, or direction or control over, after the execution of this Agreement (including pursuant to the exercise of options, warrants or other convertible securities) shall be subject to the terms of this Agreement to the same extent as if they constituted Securities held by the Securityholder as of the date of this Agreement and the terms “Shares”, “Securities”, “Owned Shares” and “Owned Securities” as used herein will include all such securities; and (b) it will promptly notify SKYE of any Additional Securities acquired by it or any of its affiliates after the date of this Agreement.
11.Disclosure. The Securityholder agrees to the details of this Agreement being set out in any press release, information circular, disclosure document or court documents produced by the Company or SKYE in connection with the Transaction and to this Agreement being made publicly available, including by filing on the System for Electronic Document Analysis and Retrieval (SEDAR) and the Electronic Data Gathering, Analysis, and Retrieval system (EDGAR). Except as required by law or applicable stock exchange requirements or as otherwise permitted by this Agreement, the Securityholder agrees that it will not, and will ensure that its associates and affiliates do not, make any public announcement or public statements with respect to the transactions contemplated by this Agreement and the Definitive Agreement without the prior written approval of SKYE.
12.SKYE Acknowledgements. SKYE agrees and acknowledges that the Securityholder is bound hereunder solely in his, her or its capacity as a securityholder of the Company and that the provisions of this Agreement shall not be deemed or interpreted to bind the Securityholder or any of its directors, officers or principal shareholder in his, her or its capacity as a director, officer or shareholder of the Company or any of its subsidiaries. For the avoidance of doubt, nothing in this Agreement shall limit or restrict any party from properly fulfilling his fiduciary duties as a
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director or officer of the Company. SKYE further acknowledges that the Securityholder shall not be considered part of the minority for the purposes of a majority of minority vote of the shareholders of the Company to approve the Arrangement for the purposes of Multilateral Instrument 61-101-Protection of Minority Security Holders in Special Transactions.
13.Termination. Unless otherwise provided for herein, this Agreement shall terminate on the earliest of:
(a)SKYE providing written notice of termination to the Securityholders;
(b)the termination of the Definitive Agreement in accordance with its terms;
(c)the effective time of the Transaction;
(d)SKYE, without the prior written consent of the Securityholder, decreasing the Share Consideration, and
(e)SKYE, without the prior written consent of the Securityholder, changing the form of consideration set out in the Plan of Arrangement (other than to add additional consideration).
14.Effect of Termination. If this Agreement is terminated in accordance with its terms, the provisions of this Agreement will become void and no party shall have liability to any other party, except in respect of a breach of this Agreement which occurred prior to such termination and the Securityholder shall be entitled to withdraw any form of proxy or power of attorney which it may have given with respect of the Shares.
15.Specific Performance. The Securityholder acknowledges that it will be impossible to measure in money the damage to SKYE if the Securityholder fails to comply with any of its obligations under this Agreement, that every such obligation is material and that, in the event of any such failure, SKYE will not have an adequate remedy at law or in damages and, accordingly, the Securityholder agrees that the issuance of an injunction or other equitable remedy is an appropriate remedy for any such failure.
16.No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in SKYE any direct or indirect ownership or incidence of ownership at law or in equity with respect to any of the Securities or any right or entitlement to acquire or become the owner at law or in equity of the Securities. Any rights, ownership and economic benefits of and relating to the Securities shall remain vested in and belong to the Securityholder and its affiliates, as the case may be. SKYE shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct the Securityholder or his affiliates in the voting of any of the Securities, except as otherwise provided herein, or in the performance of the Securityholder’s and its affiliates’ duties or responsibilities as a securityholder of the Company.
17.Successors and Assigns. The provisions of this Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and permitted assigns, provided that no party may assign, delegate or otherwise transfer any of its or his rights, interests or obligations under this Agreement without the prior written consent of the other party.
18.Entire Agreement. This Agreement supersedes all prior agreements among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof.
19.Amendments. This Agreement may not be modified or waived, except expressly by an instrument in writing signed by all the parties hereto.
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20.No Waiver. No waiver of any provision hereof by any party shall be deemed a waiver by any other party nor shall any such waiver be deemed a continuing waiver of any matter by such party.
21.Notice. Any demand, notice or other communication to be given in connection with this Agreement must be given in writing and will be given by electronic means of communication addressed to the recipient as follows:

if to the Securityholder:             Email: []

if to SKYE:                        Email: []
with a copy to:
Fasken Martineau DuMoulin S.E.N.C.R.L., s.r.l.    Email: []

Any demand, notice or other communication given by electronic communication, on the day of transmittal thereof if given during the normal business hours of the recipient and on the business day during which such normal business hours next occur if not given during such hours on any day.
22.Further Assurances. Each of the parties hereto agrees to execute such further and other deeds, documents and assurances and to do such further and other acts as may be necessary to carry out the true intent and meaning of this Agreement fully and effectually.
23.Severability. Each of the covenants, provisions, sections, subsections and other subdivisions hereof is severable from every other covenant, provision, section, subsection and subdivision and the invalidity or unenforceability of any one or more covenants, provisions, sections, subsections and other subdivisions hereof shall not effect the validity or enforceability of the remaining covenants, provisions, sections, subsections or subdivisions hereof.
24.Miscellaneous.
(a)This Agreement shall be construed in accordance with the laws of British Columbia and the parties hereto agree to attorn to the jurisdiction of the courts thereof.
(b)This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
(c)All Section headings herein are for convenience of reference only and are not part of this Agreement and no construction or inference shall be derived therefrom.

[Remainder of the page intentionally left blank. Signature page follows.]

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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.
SKYE BIOSCIENCE, INC.
per:
/s/ Punit Dhillon
Authorized Signatory

EMERALD HEALTH SCIENCES INC.
per:
/s/ Jim Heppell
Authorized Signatory

[Signature Page to EHT Support Agreement]

SCHEDULE A
OWNERSHIP OF SECURITIES

Number of Shares	Number of EHT Options	Number of EHT Warrants
39,401,608	Nil	4,687,942

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